EXHIBIT 11.1


                          GROW BIZ INTERNATIONAL, INC.

                 Statement of Computation of Per Share Earnings

                                                                                 FISCAL YEAR ENDED
                                                          -----------------------------------------------------------------
                                                           DECEMBER 31, 1994     DECEMBER 30, 1995     DECEMBER 28, 1996
                                                          --------------------- --------------------- ---------------------
PRIMARY EARNINGS PER COMMON SHARE:
Net income                                                    $1,379,500            $2,028,600            $2,585,500
                                                              ==========            ==========            ==========

SHARES USED IN PER COMMON SHARE COMPUTATION:
Weighted average common shares outstanding                     7,118,400             7,212,600             6,428,500
Dilutive effect of stock options after
application of the treasury stock method                         321,600               138,400                87,500
                                                               ---------             ---------             ---------


                                                               7,440,000             7,351,000             6,516,000
                                                               ---------             ---------             ---------

Net income per common share                                   $      .19            $      .28            $      .40
                                                              ==========            ==========            ==========